AMENDMENT No. 4
TO
COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (the “Amendment”), dated as of August 1, 2014 to the Committed Facility Agreement, dated as of June 18, 2010 (as amended from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Guggenheim Enhanced Equity Income Fund (formerly known as Old Mutual/ Claymore Long-Short Fund, hereinafter, the “Customer”).
WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
NOW THEREFORE, in consideration of the agreements provided herein, the parties hereto agree to amend the Agreement as follows:
1.     Amendment to Section 1 of the Agreement (‘Definitions’)
 (a) The definition of “Maximum Commitment Financing” in Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:
““Maximum Commitment Financing” means $77,000,000 USD; provided, however, that upon one Business Day’s written notice to BNPP PB, Inc., Customer may increase the Maximum Commitment Financing up to $90,000,000 and, provided further, that Customer may reduce the Maximum Commitment Financing by an amount up to $15,000,000 upon 1 Business Day’s written notice (no more than one time per calendar month), and by any amount upon 30 calendar days’ written notice to BNPP PB, Inc.”
 (b) The following definitions are hereby added to Section 1 of the Agreement in alphabetical order:
(i) “Funding Event” means on any day, (the “Rating Decline Date of Determination”) BNP Paribas’ long-term credit rating has declined to a level three or more notches below its highest rating by any of Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc. or Fitch Ratings, Ltd. during the period beginning on and including the date of this Agreement and ending on and including the Rating Decline Date of Determination.
(ii) “Notice Date” means the day on which BNPP PB delivers the Facility Modification Notice.
2.     Amendment to Section 2
Section 2 of the Agreement is hereby amended by adding the following to the end thereof:
“Notwithstanding the foregoing or anything to the contrary herein, if a Funding Event has occurred, then upon delivery of a Facility Modification Notice pursuant to 2(b) the Outstanding Debit Financing which, for the avoidance of doubt, would otherwise have been subject to the commitment described in the Agreement, shall be due and payable immediately upon demand by BNPP PB, Inc. on any day on or after the 29th calendar day following the Notice Date; provided that, if such 29th calendar day is not a Business Day, then such Outstanding Debit Financing shall be due and payable immediately upon demand by BNPP PB on any day on or after the Business Day immediately preceding such 29th calendar day.”

3.	Representations.
Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

4.	Miscellaneous.
a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
b.
Entire Agreement.  This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
d.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC.	GUGGENHEIM ENHANCED EQUITY INCOME FUND

By: /s/ Edward SPEAL	By: /s/ John L. Sullivan
Name: Edward SPEAL	Name: John L. Sullivan
Title:	Title: CFO

By:  /s/ JP Muir
  Name: JP Muir
  Title: Managing Director